Exhibit 10.1

HUNTINGTON INGALLS INDUSTRIES, INC. ANNUAL INCENTIVE PLAN

As amended and restated December 10, 2015

SECTION I
PURPOSE
The Company maintains an annual incentive program to promote the success of the Company by providing incentives to participating employees to render its operations profitable and to achieve other Company goals and objectives. Participating employees have varying degrees of impact on the overall success and performance of the Company, and the Plan is structured to provide for the appropriate incentive level for each Participant.

SECTION II
DEFINITIONS

1.	Appropriated Incentive Compensation— The amount appropriated to the Plan for a Performance Year by the Committee.

2.	Code—The Internal Revenue Code of 1986, as amended from time to time.

3.	Committee—The Compensation Committee of the Board of Directors of Huntington Ingalls Industries, Inc.

4.	Company—Huntington Ingalls Industries, Inc. and such of its subsidiaries as are consolidated in its consolidated financial statements.

5.	Director—A member of the Board of Directors of Huntington Ingalls Industries, Inc.

6.	Incentive Compensation—Awards payable under this Plan.

7.
Officer—A Participant who is an elected corporate officer of the rank of Vice President and above and the Presidents of those consolidated subsidiaries that the Committee determines to be significant in the overall corporate operations.

8.	Participant—An employee of the Company granted or eligible to receive an Incentive Compensation award under this Plan.

9.	Performance Criteria—The performance criteria is a weighted combination of various financial and non-financial factors approved by the Committee for the Performance Year.

10.	Performance Year—The year with respect to which an award of Incentive Compensation is calculated and paid.

11.	Plan—This Huntington Ingalls Industries, Inc. Annual Incentive Plan.

12.	Plan Year—The fiscal year of Huntington Ingalls Industries, Inc.

13.	Section 162(m) Officer— An employee who is a “covered employee” as defined in Section 162(m) of the Code with respect to an award of Incentive Compensation under the Plan for any Performance Year.

14.	Section 162(m) Policy— The Performance-Based Compensation Policy of Huntington Ingalls Industries, Inc., as amended from time to time.

SECTION III
PARTICIPATION

1.
The persons eligible to receive Incentive Compensation awards under this Plan are Officers and appointed vice presidents, senior management, middle management and individual key contributors (employees normally in a position that customarily perform quasi-management or team leadership duties); provided that Incentive Compensation awards under this Plan to any Officers who are Section 162(m) Officers for a Performance Year shall be subject to the Section 162(m) Policy. In addition, employees may be eligible to receive Incentive Compensation awards under this Plan if they have specific individual goals that directly contribute to the attainment of their respective business unit’s operating goals or if employees are considered “high performing” and are in a position to make measurable and significant contributions to the success of the Company.

2.	For Officers, at the beginning of, or prior to, a Performance Year, the Committee will determine the Officers granted or eligible to receive an Incentive Compensation award for such Performance Year.

3.
For all other eligible employees who are not Officers, at the beginning of, or prior to, a Performance Year, the Company’s CEO will approve the number of employees eligible for participation in this Plan for such Performance Year. Participants are then selected by their management based on an assessment of their position relative to other candidates, their performance, and their potential impact on achievement of business unit and the Company goals.

4.	Directors, as such, shall not participate in this Plan, but the fact that an Officer is also a Director shall not prevent participation.

5.
Eligibility for participation in this Plan does not guarantee that an eligible individual will actually be selected to participate. Participation in this Plan during any Performance Year does not imply nor guarantee participation in this Plan in future years.

6.	A Participant may be eligible to receive a pro-rated Incentive Compensation award in the event of the Participant’s death, disability, layoff or retirement. In the case of a deceased Participant, such Incentive Compensation award will be paid to the Participant’s estate.

7.
Except as provided in Section III 6 (see above), in order to be eligible to receive a payment from this Plan, a Participant must be an active employee of the Company as of the last day of the Performance Year (and in no event will the Participant’s Incentive Compensation award with respect to that year be considered to have been earned prior to that time unless such condition is satisfied), unless an exception is approved in writing by the Committee (with respect to Officers) or the Company’s chief human resources and administrative officer (with respect to all non-Officer Participants).

SECTION IV
GOAL SETTING AND PERFORMANCE CRITERIA
Goal setting and performance planning are essential elements of Plan administration. This requires establishing Performance Criteria, such as goals, goal weights, and performance measures. The Committee approves the annual business, financial and any supplemental goals for the Company, as described below, in connection with the start of each Performance Year. When determining the annual business, financial and any supplemental goals for the Company, the Committee will consider the recommendations of the CEO.

1.	Corporation Goals:
For each Performance Year, until otherwise determined by the Committee, financial and non-financial objectives will be established by the Committee in its sole discretion.

2.	Financial Measures:

a.
Financial measures are established by the Committee at its sole discretion. Measures may include, but are not limited to: cash management, cash flow, return on investment, debt reduction, revenue growth, net earnings, and return on equity.

b.	The Committee approves a performance threshold, a target level and a maximum performance level for each of the financial measures for the Performance Year.

3.	Supplemental Goals:
Supplemental goals are established by the Committee at its sole discretion. Supplemental goals may be either qualitative or quantitative such as, but not limited to: Customer satisfaction, contract acquisition, delivery schedule, cycle-time improvement, the total value of contracts awarded, productivity, quality, workforce diversity, safety and environmental management. Supplemental goals may be based on division goals contained in Annual Operating Plans and corporate office goals established prior to the beginning of each Performance Year. Supplemental goals may have stated milestones and weights.

4.	Individual Goals:
Each year Participants may develop individual goals that support achievement of the Company’s business plan and the specific goals established by the Committee in the three aforementioned corporation goals. Any applicable individual goals are prepared, approved and documented. If applicable, the employee’s manager reviews these goals with each Participant to ensure they are aggressive, coordinated and focused on attainment of Company business objectives.

SECTION V
PERFORMANCE DETERMINATION
At the end of each Performance Year, the Committee, in its sole discretion, after taking into account its appraisal of the overall performance of the Company in the attainment of such predetermined financial and non-financial objectives described in SECTION IV, shall establish a “unit performance factor” or “UPF” for the Performance Year. The UPF is stated numerically and is a performance multiplier for individual incentive targets. The UPF will vary from 0.0 to a maximum as approved by the Committee. When determining the UPF, the Committee will consider the recommendations of the CEO.

SECTION VI
INCENTIVE COMPENSATION APPROPRIATIONS

1.
The amount appropriated for this Plan for a Performance Year is based on the Committee’s determination of the UPF and applied to the individual incentive targets of Participants. These performance-adjusted targets are aggregated into the “Appropriated Incentive Compensation” for the Performance Year.

2.
In no event shall Incentive Compensation payable to Participants for a Performance Year exceed the Appropriated Incentive Compensation for this Plan as approved by the Committee. In no event shall Incentive Compensation payable to Participants who are Section 162(m) Officers for a Performance Year exceed the applicable limits set forth in the Section 162(m) Policy.

3.
Any Appropriated Incentive Compensation for a Performance Year, which is not actually distributed to the Participants as awards for such year, shall be forfeited and cannot be transferred to the following Performance Year.

SECTION VII
INCENTIVE COMPENSATION AWARDS

1.	Individual Award Factors:

a.	Target award percentage—Each Participant’s target award percentage is established annually and is a percentage of annual aggregate salary that reflects the varying impact of the Participant’s positions on business results. Generally Officers will have higher target award percentages than senior middle managers and so forth.

b.
Individual performance—Unless otherwise determined by the Committee, each Participant will be evaluated in relation to the Participant’s achievement of predetermined individual goals and his/her relative contribution during the Performance Year compared to other Participants to the success or profit of the Company. This assessment of performance (the “individual performance factor” or “IPF”) is stated numerically and is a performance multiplier for individual incentive targets. The IPF may range from 0 to 1.5. Each Officer’s IPF will be determined by the Committee. For each other Participant, his/her IPF will be determined by the CEO or his delegate.

c.	Both the IPF (if applicable) and the UPF are multipliers for the individual Participant’s target award percentage to determine that Participant’s Incentive Compensation award.

2.	Awards:

a.
For Officers, the Committee will make the final determination of each Officer’s Incentive Compensation award for the Performance Year. In making its determination, the Committee will consider the CEO’s recommendations with respect to all Officers other than himself.

b.
For all other Participants who are not Officers, the CEO or his delegate will make the final determination of each such Participant’s Incentive Compensation award for the Performance Year. Prior to the payment of any such Incentive Compensation awards for a Performance Year, the CEO, or his delegate, may in his sole discretion, adjust or reduce to zero recommended amounts of Incentive Compensation awards to all or any of these Participants. The CEO or his delegate shall determine the amount of any adjustment in each of these Participant’s Incentive Compensation awards on the basis of such factors as he deems relevant, and shall not be required to establish any allocation or weighting component with respect to the factors he considers.

SECTION VIII
ADMINISTRATION OF THE PLANS

1.
The Committee shall be responsible for the administration of this Plan for Officers and the CEO shall be responsible for the administration of this Plan for all other Participants who are not Officers. The Committee or CEO, as applicable:

a.
Shall interpret this Plan, make any rules and regulations relating to the Plan, and determine factual questions arising in connection with the Plan, after such investigation or hearing (if any) as the applicable administrator may deem appropriate.

b.	The Committee shall determine which consolidated subsidiaries are significant for the purpose of determining which Participants are Officers.

c.
As soon as feasible after the close of each Performance Year and prior to the payment of any Incentive Compensation for such Performance Year, (i) the Committee shall review the performance of each Officer and determine the amount of each Officer’s individual Incentive Compensation award, if any, with respect to that Performance Year and (ii) the CEO shall review the recommended Incentive Compensation awards of selected Participants, as determined by the CEO, to determine if the award is appropriate with respect to that Performance Year, making any adjustments as he deems necessary, and approving each such Incentive Compensation award, if any, with respect to that Performance Year.

d.
The Committee shall have sole discretion in determining Incentive Compensation awards for Officers, except that in making awards the Committee may, in its discretion, request and consider the recommendations of the CEO and others whom it may designate.

e.
The Committee shall review the Incentive Compensation awards for the Section 162(m) Officers under the Section 162(m) Policy and shall make any adjustments to such awards necessary to ensure compliance with such policy.

f.	The CEO shall review and approve the total non-Officer Incentive Compensation award expenditure of each division and the Company overall.

g.
Any decisions made by the applicable administrator under the provisions of this SECTION VIII, as well as any interpretations of this Plan by the applicable administrator, shall be conclusive and binding on all parties concerned.

SECTION IX
METHOD OF PAYMENT OF INCENTIVE
COMPENSATION TO INDIVIDUALS

1.	Payments

a.
The amount of Incentive Compensation award determined for each Participant with respect to a given Performance Year shall be paid in cash or in common stock of Huntington Ingalls Industries, Inc. (“HII Common Stock”) or partly in cash and partly in HII Common Stock, as the Committee may determine. Subject to any applicable deferred compensation election to the contrary, payment of the Incentive Compensation award with respect to a given Performance Year shall be made in a lump sum payment between February 15 and March 15 of the year following such Performance Year.

b.	The Committee may impose such conditions, including forfeitures and restrictions, as the Committee believes will best serve the interests of the Company and the purposes of this Plan.

c.
In making awards of HII Common Stock, the Committee shall first determine all Incentive Compensation awards in terms of dollars. The total dollar amount of all Incentive Compensation awards for a particular Performance Year shall not exceed the Appropriated Incentive Compensation for that Performance Year under this Plan. After fixing the total amount of each Participant’s Incentive Compensation award in terms of dollars, then if some or all of the award is to be paid in HII Common Stock, the dollar amount of the Incentive Compensation award so to be paid shall be converted into shares of HII Common Stock by using the fair market value of such stock on the date such dollar amount was fixed. “Fair market value” shall be the closing price of such stock on the New York Stock Exchange on the applicable date, or, if no sales of such stock occurred on that date, then on the last preceding date on which such sales occurred. No fractional share shall be issued.

d.
If an Incentive Compensation award is paid in HII Common Stock, the number of shares shall be appropriately adjusted for any stock splits, stock dividends, re-capitalization or other relevant changes in capitalization effective after the date the applicable number of shares is determined and prior to the date as of which the Participant becomes the record owner of the shares received in payment of the award. All such adjustments thereafter shall accrue to the Participant as the record owner of the shares.

e.
HII Common Stock issued in payment of Incentive Compensation awards may, at the option of the Board of Directors of the Company, be either originally issued shares or treasury shares, and any such shares so issued shall count against the applicable limits of the Company’s 2012 Long-Term Incentive Stock Plan or any successor equity compensation plan of the Company, as the case may be.

f.
Distribution of awards shall be governed by the terms and conditions applicable to such awards, as determined by the Committee or its delegate. An award, the payment of which is to be deferred pursuant to the terms of an employment agreement, shall be paid as provided by the terms of such agreement. Awards or portions thereof deferred pursuant to the Huntington Ingalls Industries Deferred Compensation Plan, the Huntington Ingalls Industries Savings Excess Plan, or any other deferred compensation plan or deferral arrangement shall be paid as provided in such plan or arrangement.

g.	The Company shall have the right to deduct from all payments under this Plan any federal, state, or local taxes required by law to be withheld with respect to such payments.

h.	No Participant or any other party claiming an interest in amounts earned under this Plan shall have any interest whatsoever in any specific asset of the Company. To the extent that any party acquires a right to receive payments under this Plan, such right shall be equivalent to that of an unsecured general creditor of the Company. Awards payable under this Plan shall be payable in shares or from the general assets of the Company, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards.

SECTION X
AMENDMENT OR TERMINATION OF PLAN
The Committee shall have the right to terminate or amend this Plan at any time and to discontinue further appropriations to the Plan. Without limiting the generality of the preceding sentence, the Committee reserves the right to adjust any annual business, financial and any supplemental goals for the Company determined pursuant to SECTION IV to the extent the Committee determines such adjustment is reasonably necessary or advisable to preserve the intended incentives and benefits under this Plan to reflect (1) any change in capitalization, any corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), or any complete or partial liquidation, (2) any change in accounting policies or practices, (3) the effects of any special charges to earnings, or (4) any other similar special circumstances.

SECTION XI
EFFECTIVE DATE
This Plan was first effective for Performance Years commencing with 2011, and shall stay in effect until amended, modified or terminated by the Committee. The provisions of this Plan, together with those of the Section 162(m) Policy, shall supersede and replace those of prior plan documents.

SECTION XII
RECOUPMENT
Any payment of an Incentive Compensation award is subject to recoupment pursuant to the Company’s Policy Regarding the Recoupment of Certain Performance-Based Compensation Payments as in effect from time to time, and the Participant shall promptly make any reimbursement requested by the Board of Directors of the Company or the Committee pursuant to such policy with respect to any Incentive Compensation award payments. Further, the Participant agrees, by accepting an Incentive Compensation award, that the Company and its affiliates may deduct from any amounts it may owe the Participant from time to time (such as wages or other compensation) to the extent of any amounts the Participant is required to reimburse the Company pursuant to such policy with respect to the award.

SECTION XIII
MISCELLANEOUS

1.
Participation in this Plan shall not constitute an agreement of the Participant to remain in the employ of and to render his/her services to the Company, or of the Company to continue to employ such Participant, and the Company may terminate the employment of a Participant at any time with or without cause.

2.
In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

3.	All costs of implementing and administering the Plan shall be borne by the Company.

4.
All obligations of the Company under this Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

5.	This Plan and any agreements hereunder, shall be governed by and construed in accordance with the laws of the state of Delaware.

6.
The rights of a Participant or any other person to any payment or other benefits under this Plan may not be assigned, transferred, pledged, or encumbered except by will or the laws of decent or distribution.

7.
This Plan does not constitute a contract. This Plan does not confer upon any person any right to receive a bonus or any other payment or benefit. There is no commitment or obligation on the part of the Company (or any affiliate) to continue any bonus plan (similar to this Plan or otherwise) in any particular year.

8.
This Plan and the Incentive Compensation awards under the Plan are intended to comply with (or be exempt from, as the case may be) Section 409A of the Code so as to avoid any tax, penalty or interest under Section 409A of the Code. This Plan shall be construed, operated and administered consistent with this intent.

IN WITNESS WHEREOF, Huntington Ingalls Industries, Inc. has executed this amended and restated Annual Incentive Plan document by its duly authorized representative on this ____ day of __________________, 2015.
HUNTINGTON INGALLS INDUSTRIES, INC.

By:
William R. Ermatinger
Vice President and Chief Human Resources
Officer